Exhibit 3.1
Certificate of Ownership
Merging
Tween Brands, Inc.
into
Too, Inc.
(Pursuant to Section 253 of the
General Corporation Law of Delaware)
     Too, Inc. (the “Corporation”), a corporation incorporated on the 21st day of August, 1991, pursuant to the provisions of the General Corporation Law of the State of Delaware;
     DOES HEREBY CERTIFY that the Corporation owns all of the outstanding shares of Tween Brands, Inc., a corporation incorporated on the 15th day of June, 2006, pursuant to the provisions of the General Corporation Law of the State of Delaware, and that the Corporation, by a resolution of its Board of Directors duly adopted on the 19th day of June, 2006, determined to and did merge into itself Tween Brands, Inc. which resolution is in the following words to wit:
WHEREAS, this Corporation lawfully owns all the outstanding shares of Tween Brands, Inc. (the “Subsidiary”), a corporation organized and existing under the laws of Delaware;

WHEREAS, the Board of Directors deems it to be in the best interests of this Corporation and its stockholders that the Subsidiary be merged with and into this Corporation as of the date of the filing of this Certificate of Ownership and Merger with the Secretary of State of Delaware (the “Effective Date”);

WHEREAS, it is intended that the merger be considered a tax-free plan of liquidation of the Subsidiary pursuant to Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended;

WHEREAS, the Board of Directors deems it to be in the best interest of this Corporation and its stockholders that the Corporation’s name be changed to Tween Brands, Inc., pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, as of the Effective Date.

NOW, THEREFORE, BE IT RESOLVED, that this Corporation merge into itself the Subsidiary and assume all of said Subsidiary’s liabilities and obligations as of the Effective Date.

FURTHER RESOLVED, that pursuant to the authority granted by Section 253 of the General Corporation Law of Delaware, the name of this Corporation is Tween Brands, Inc. as of the Effective Date.

FURTHER RESOLVED, that the appropriate officers of this Corporation be and they hereby are directed to make, execute, and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge Subsidiary into this Corporation and to assume Subsidiary’s liabilities and obligations on the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County.

FURTHER RESOLVED, that the appropriate officers of this Corporation are hereby authorized to do any and all things and to take any and all actions, whether within or without the State of Delaware, including executing, delivering, acknowledging, filing, recording, and sealing all documents, certificates, statements, or other instruments, and the making of any expenditures, which they deem necessary or advisable in order to carry out the intent and purposes of these resolutions.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by an authorized officer this 19th day of June, 2006.

Too, Inc.

/s/ Michael W. Rayden

Michael W. Rayden, Chairman, President, and Chief Executive Officer